UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
January 18, 2005

Maxtor Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-16447 (Commission File No.)	77-0123732 (I.R.S. Employer Identification No.)

500 McCarthy Blvd., Milpitas, California 95035
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 894-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.
SIGNATURES

Item 2.06 Material Impairments.

     (a) Maxtor Corporation (the “Company”) had previously engaged in development activities for a 2.5-inch form factor hard disk drive product which it intended to introduce for sale in 2005. In support of the planned introduction of this new product the Company had arranged for contract manufacturing services and had purchased other equipment and parts inventory in preparation for pilot manufacturing and commercial production of this product. On January 18, 2005 the Company determined that it would not proceed with the 2.5-inch form factor hard disk drive product as a result of its evaluation of the market for this product, and so advised its contract manufacturer. The Company determined on January 18, 2005 that charges would be required as a result of its decision not to proceed with the 2.5-inch product, relating to tooling, equipment, and components parts inventory purchased for the production of this product and not productively redeployable.

     (b) The Company currently estimates that impairment charges of between approximately $5.4 million and $7.0 million will be incurred relating to equipment tooling and component parts purchased in support of the planned introduction of the product, and which the Company will not be able to productively redeploy. The Company is currently determining the appropriate period for the booking of these charges between the quarter ended December 25, 2004 and the quarter ending April 2, 2005.

     (c) The Company estimates that the decision not to proceed with the 2.5-inch product will result in aggregate future cash expenditures of between approximately $7.6 million and $9.0 million, representing estimated payments to third party vendors for tooling, equipment, and component parts inventory; a portion of the tooling, equipment and inventory will be productively redeployed. The Company estimates that these payments will be made during the fiscal quarter ending April 2, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2005

MAXTOR CORPORATION
By:	/s/ Duston M. Williams
	Name:	Duston M. Williams
	Title:	Executive Vice President, Finance and Chief Financial Officer